Exhibit 99.1

June 5, 2007

First Citizens National Bank Disposes of Foreclosed Property

Mansfield, Pennsylvania – On May 30, 2007 First Citizens National Bank, wholly owned subsidiary of Citizens Financial Services, Inc., sold a repossessed property consisting of three parcels on 2.086 acres.  This property was purchased at a sheriff sale on February 25, 2004.

The expected gross after tax gain on this transaction is $252,000.